Exhibit 10.1

First Amendment
to the
Phillips 66 Defined Contribution Make-Up Plan (Title II)

1.	Section 1(u) is amended and restated as follows:
“(u)    “Plan Administrator” shall mean the Manager, Total Awards of the Company, or such person’s successor.”

2.	Section 1(ee) is amended and restated as follows:
“(ee)    “Supplemental Thrift Contributions” shall mean an amount equal to 6% of the amount of the Participant’s DCMP Pay for a Plan Year that is in excess of the Participant’s Pay for such Plan Year.”

3.	The last sentence of Section 4 is amended and restated as follows:
“The Benefit amount so credited shall equal 6% of the amount by which the Highly Compensated Employee’s DCMP Pay for that payroll period exceeds his or her Pay for that payroll period.”